SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 18, 2019 (November 15, 2019) Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1550 Market St. #350

Denver, CO 80202

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	RLH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 15, 2019, RLH Atlanta LLC completed the sale of the Red Lion Hotel Atlanta Airport (the “Hotel”) to YC Atlanta Hotel LLC, a Georgia limited liability company (the “Purchaser”). The purchase price for the Hotel was $12.25 million, which was paid in cash at closing.

RLH Atlanta, LLC is a wholly owned subsidiary of RLS Atla Venture, LLC. RLS Atla Venture, LLC is a variable interest entity in which Red Lion Hotels Corporation (the “Company”) holds a 55% interest, and therefore the Company consolidates the assets, liabilities and results of operations of this entity.

After payment of closing costs, and after the repayment of property level mortgage, the Company expects to receive a payment of $4.8 million from RLS Atla Venture. As the Company’s preferred equity position and accounts receivable balance with RLS Atla Venture exceeds the net proceeds from the sale of the Hotel, no distributions will be made to the joint venture partner.

At closing, the Purchaser entered into a franchise agreement with Red Lion Hotels Franchising, Inc., which is intended to allow the Purchaser to continue to operate the Property under the Red Lion Brand for ninety (90) days following closing, after which the Purchaser may elect to terminate the franchise agreement.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Under the terms of the Credit Agreement dated May 14, 2018 between the Company, Deutsche Bank AG New York Branch, as administrative agent and collateral agent (“DB”), and the lenders party thereto, all net proceeds from the sale of the Hotel that are distributed by RLS Atla Venture, LLC to the Company are required to be maintained by the Company in a cash collateral account controlled by DB, as administrative agent, and may be used by the Company to prepay any outstanding term loans under the Credit Agreement. $1.8 Million of the proceeds from this sale are considered distributions subject to the Credit Agreement.

Item 7.01. Regulation FD Disclosure.

A copy of the company’s press release, dated November 18, 2019 announcing the completion of the sale is furnished as Exhibit 99.1 hereto.

Non-GAAP Financial Measures

The following is a reconciliation of pro forma Adjusted EBITDA to amounts previously reported, to reflect the sale of the Hotel as described in Item 2.01 of this filing:

	Nine Months ended September 30, 2019	Year Ended December 31, 2018
Adjusted EBITDA from continuing operations - as previously reported	$10,624	$15,766
Less: Hotels sold in 2018	—	(3,293)
Less: Asset sold with this filing	(191)	(320)

Pro Forma Adjusted EBITDA	$10,433	$12,153

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness. Adjusted EBITDA is an additional measure of financial performance. We believe that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results. Refer to our previously filed 10-K for the year ended December 31, 2018 filed on March 8, 2019 and 10-Q for the nine months ended September 30, 2019 filed on November 12, 2019 for the reconciliation from net income to adjusted EBITDA and further discussion of Non-GAAP measures.

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

Attached hereto as Exhibit 99.2 and incorporated by reference herein is unaudited pro forma consolidated financial information of the registrant that gives effect to the sale of the Hotel and the repayment of principal on the property level debt as described in Item 2.01 of this Form 8-K.

(d)	Exhibits.

Exhibit Number	Exhibit Title or Description

99.1	Press Release dated November 18, 2019

99.2	Unaudited pro forma consolidated financial information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Date: November 18, 2019	By:	/s/ Julie Shiflett
Julie Shiflett
Executive Vice President and Chief Financial Officer (Principal Financial Officer and interim Principal Executive Officer)